Exhibit 99.1

PRESS RELEASE

EMCORE Corporation Announces Financial Results for Its Second Quarter Ended March 31, 2012

•	Revenues from Fiber Optics segment in Q2 increased 20% sequentially

•	Rebuilding of flood-damaged production infrastructure on schedule

•	Expects to close the sale of VCSEL-related product lines to Sumitomo next week

•	Anticipates Q3 revenue of $38 to $41 million, representing 10-20% sequential growth when taking into account the sale of the VCSEL-related product lines

ALBUQUERQUE, New Mexico, May 3, 2012 - EMCORE Corporation (NASDAQ: EMKR - News), a leading provider of compound semiconductor-based components, subsystems, and systems for the fiber optics and solar power markets, today announced its financial results for its fiscal second quarter ended March 31, 2012.

Financial Results

Revenue:
Consolidated revenue for the second quarter ended March 31, 2012 was $37.8 million, which represents a 20% decrease compared to the prior year and approximately 1% increase from the immediate preceding quarter.

On a segment basis, revenue for our Fiber Optics segment was $21.9 million, which represents a 27% decrease compared to the prior year and approximately 20% increase compared to the immediate preceding quarter. As previously reported, in October 2011 our primary contract manufacturer announced that as a result of flooding in Thailand, it had suspended operations at its facility that was used to manufacture certain of our fiber optics products. Rising water penetrated the facility and submerged most of our process and test equipment as well as our inventory materials. The impact from this flooding has had a significant adverse impact on our operations and our ability to meet customer demand for certain of our fiber optics products. As discussed below, we are currently on schedule and focused on rebuilding the manufacturing infrastructure for our impacted product lines.

Our Photovoltaics segment was not affected by the Thailand floods. Revenue for our Photovoltaics segment was $15.8 million, which represents approximately an 8% decrease compared to the prior year and a 17% decrease compared to the immediate preceding quarter. Historically, revenue has fluctuated significantly in our Photovoltaics segment due to timing of program completions and product shipments of major orders. During the second quarter, our Photovoltaics segment experienced a delay in shipping a large satellite solar cell order to an international customer. This resulted in a push out of product revenue from this quarter.

Gross Profit:
Consolidated gross profit was $5.4 million, which represents a 49% decrease compared to the prior year and a 55% increase compared to the immediate preceding quarter. Consolidated gross margin was 14.2%, which represents a decrease from the 22.4% gross margin reported in the prior year and an increase from the 9.3% gross margin reported in the immediate preceding quarter. On a segment basis, Fiber Optics gross margin was 9.4%, which represents a decrease from the 18.0% gross margin reported in the prior year and an increase from the (4.8)% gross margin reported in the immediate preceding quarter. Photovoltaics gross margin was 20.9%, which represents a decrease from the 30.2% gross margin reported in the prior year and a decrease from the 22.7% gross margin reported in the immediate preceding quarter.

During fiscal 2012, lower fiber optics-related revenues due to the impact from the Thailand flood resulted in higher manufacturing overhead as a percentage of revenue. Manufacturing of certain fiber optics-related components was moved to Company-owned facilities in the U.S., which involved higher labor and other related costs. Instead of completely rebuilding all flood damaged manufacturing lines, management has decided to realign the Company's fiber optics product portfolio and focus on business areas with strong technology differentiation and growth opportunities. During the three and six months ended March 31, 2012, management identified $0.4 million and $1.3 million, respectively, of inventory on order related to manufacturing product lines that were destroyed by the Thailand flood and will not be replaced. This expense was recorded within cost of revenues on our statement of operations.

Operating Loss:
The consolidated operating loss was $8.9 million, which represents approximately a $4.7 million increase in operating loss when compared to the prior year and a $2.8 million decrease in operating loss when compared to the immediate preceding quarter. The quarter-over-quarter variance in operating loss was primarily related to improved gross margins as well as a decrease in net flood-related losses and insurance proceeds. During the three and six months ended March 31, 2012, we recorded estimated flood-related losses associated with damaged inventory and equipment of approximately $0.1 million and $5.8 million, respectively. Additionally, last quarter we claimed damages and received proceeds of $5.0 million under our own comprehensive insurance policy relating to business interruption and recorded this amount as flood-related insurance proceeds.

Adjusted Operating Income (Loss):
After excluding certain non-cash and other infrequent transactions as set forth in the attached non-GAAP table, adjusted operating loss for the second quarter ended March 31, 2012 was approximately $3.4 million, which represents an additional operating loss of approximately $1.4 million when compared to the prior year and a reduction of operating loss of $1.7 million from the loss reported for the immediate preceding quarter. On a segment basis, Fiber Optics adjusted operating loss was $3.8 million which represents no change in operating loss when compared to the prior year and a reduction of approximately $2.7 million from the loss reported for the immediate preceding quarter. Photovoltaics adjusted operating income was $0.4 million which represents a reduction in operating income of approximately $1.4 million when compared to the prior year and a reduction of approximately $1.0 million from the income reported for the immediate preceding quarter.

Suncore:
For the three months ended March 31, 2012, we recorded approximately a $0.2 million loss related to our Suncore joint venture. As of March 31, 2012, our cumulative proportionate loss in Suncore has exceeded our net investment in Suncore. Since we have no obligation or intent to fund the deficit, we will resume applying the equity method only after our share of net income in Suncore equals the share of net losses not recognized during the period we suspended using the equity method.

Net loss:
The consolidated net loss was $9.3 million, which represents approximately a $4.1 million increase in net loss when compared to the prior year and a decrease in net loss of $4.9 million when compared to the immediate preceding quarter. The consolidated net loss per share was $0.40, which represents a $0.16 increase in net loss per share when compared to the prior year and a reduction of $0.21 in net loss per share when compared to the immediate preceding quarter.

Order Backlog
As of March 31, 2012, order backlog for our Photovoltaics segment totaled $55.7 million, approximately an 8% increase from $51.7 million reported as of December 31, 2011, in part driven by an increase in satellite solar cell orders. The backlog as of March 31, 2012 includes $10.1 million of terrestrial solar cell orders from our Suncore joint venture. Order backlog is defined as purchase orders or supply agreements accepted by us with expected product delivery and/or services to be performed within the next twelve months.

Product sales from our Fiber Optics segment are made pursuant to purchase orders, often with short lead times, and our revenues in this segment are still limited by the rebuilding of our production capacity.

Liquidity Update
As of March 31, 2012, cash, cash equivalents, and restricted cash totaled $25.4 million and working capital totaled $13.5 million. For the six months ended March 31, 2012, net cash provided by operating activities totaled $11.0 million which was primarily due to an increase in customer deposits and a decrease in accounts receivable.

Reverse Stock Split
On January 27, 2012, we announced that our Board of Directors approved a four-to-one reverse stock split of our common stock. Our stockholders had previously authorized our Board of Directors to approve a reverse stock split at the 2011 Annual Meeting held on June 14, 2011. Our common stock began trading on the NASDAQ Global Market on a split adjusted basis on February 16, 2012. The reverse stock split reduced the number of issued and outstanding shares of our common stock from approximately 94.2 million to approximately 23.5 million. No fractional shares were issued in connection with the reverse stock split; all share amounts were rounded up. The change in the number of shares has been applied retroactively to all share and per share amounts presented in our consolidated financial statements.

Pending Sale of Fiber Optics-related Assets
On March 27, 2012, we entered into a Master Purchase Agreement with Sumitomo Electric Industries, Ltd. pursuant to which we have agreed to sell certain assets and transfer certain obligations associated with VCSEL-related product lines in our Fiber Optics segment for $17 million, subject to certain customary purchase adjustments. The assets to be sold include inventory, fixed assets, and intellectual property which enabled approximately $4.3 million and $7.4 million of revenue during the three and six months ended March 31, 2012, respectively. The carrying value of these assets totaled $6.2 million as of March 31, 2012 which is classified as "assets held for sale" on our balance sheet. We expect to record a gain of approximately $7.0 to $9.0 million, subject to certain closing adjustments, before tax, upon completion of this asset sale. We expect to consummate the transaction next week.

Business Outlook and Commentary
As previously discussed, the October 2011 flood in Thailand destroyed the manufacturing infrastructure that supports approximately 50% of our Fiber Optics segment revenue. This has had a significant impact on our operations and our ability to meet customer demand for certain fiber optics products. We have developed and implemented a solid plan to rebuild the impacted production lines at another location associated with our contractor manufacturer in Thailand as well as at our own manufacturing facility in China. We are making significant progress and the rebuild plan is on schedule. Our new CATV production line in China is online and manufacturing products to meet our customers' needs. The production line at our contract manufacturer in Thailand for our narrow-linewidth lasers for coherent 40 and 100 gigabit transmission applications has been up and running since early March, ahead of the original schedule. The products manufactured by the new line have passed Telcordia qualification requirements. Customers are completing their qualification and starting to take shipments.

On a consolidated basis, we expect revenue for our third quarter ended June 30, 2012 to be in the range of $38 to $41 million, which excludes revenues associated with the product lines being sold to Sumitomo.

Conference Call
We will discuss our financial results today at 4:30 p.m. ET. The call will be webcast via our website at http://www.emcore.com. Please go to this site beforehand to download any necessary software. To participate in the conference call, U.S. and international callers should dial (224) 357-2194. The conference call ID is 72981103.

Conferences
Management will present at the 13th Annual B. Riley & Co. Investor Conference at the Loews Santa Monica Beach Hotel in Santa Monica, CA on Tuesday, May 22, 2012 at 11:00am P.T.

About EMCORE
EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the fiber optics and solar power markets. EMCORE's Fiber Optics business segment provides optical components, subsystems and systems for high-speed telecommunications, Cable Television (CATV) and Fiber-To-The-Premise (FTTP) networks, as well as products for satellite communications, video transport and specialty photonics technologies for defense and homeland security applications. EMCORE's Solar Photovoltaics business segment provides products for both space and terrestrial solar power applications. For space applications, EMCORE offers high-efficiency multi-junction solar cells, Covered Interconnect Cells (CICs) and complete satellite solar panels. For terrestrial applications, EMCORE offers a broad portfolio of Concentrator Photovoltaic (CPV) multi-junction solar cells and components, as well as commercial rooftop solar concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

Use of Non-GAAP Financial Measure
We provide a non-GAAP adjusted operating loss disclosure as a supplemental measure to U.S. GAAP regarding our operational performance. This financial measure excludes the impact of certain items; therefore, it has not been calculated in accordance with U.S. GAAP.

We believe that the additional non-GAAP financial measure is useful to investors in assessing our operating performance. We also use this measure internally to evaluate our operating performance and this measure is used for planning and forecasting of future periods. In addition, financial analysts that follow us may focus on and publish both historical results and future projections based on our non-GAAP financial measure. We also believe that it is in the best interest of our investors to provide this non-GAAP information.

While we believe that this non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of this non-GAAP financial measure. Our non-GAAP financial measure may not be reported by all of our competitors and it may not be directly comparable to similarly titled measures of other companies due to potential differences in calculation. We compensate for these limitations by using this non-GAAP financial measure as a supplement to U.S. GAAP and by providing a reconciliation of the non-GAAP financial measure to its most comparable U.S. GAAP financial measure.

Non-GAAP financial measures are not in accordance with or an alternative for U.S. GAAP. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable U.S. GAAP financial measures and it should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Forward-Looking Statements
The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These forward-looking statements are largely based on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Such forward-looking statements include, in particular, projections about our future results included in our Exchange Act reports, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. Such forward-looking statements also include statements regarding the ability of our contract manufacturer to resume production, the expected impact of the flooding on our supply chain, and our ability to meet customer demand for our fiber optics products.

These forward-looking statements may be identified by the use of terms and phrases such as “anticipates”, “believes”, “can”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “plans”, “projects”, “targets”, “will”, and similar expressions or variations of these terms and similar phrases. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements. We caution that these forward-looking statements relate to future events or our future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance or achievements of our business or our industry to be materially different from those expressed or implied by any forward-looking statements.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) the impact on the Company, our customers and our suppliers from the effects of the floods in Thailand; (b) consummating the asset sale transaction with SEI, including the likelihood of obtaining regulatory and other necessary approvals; (c) delays and other difficulties in commercializing new products; (d) the failure of new products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, (iv) to successfully compete with products offered by our competitors; (e) we may not be successful in undertaking the steps currently planned in order to increase our liquidity; (f) uncertainties concerning the extent of our insurance recovery from damage to our contract manufacturer's facilities and the Company's and our contract manufacturer's equipment; restoration of operations and associated costs with such restoration related to flood-damaged facilities; uncertainties concerning the availability and cost of commodity materials and specialized product components that we do not make internally; actions by competitors; and (g) other risks and uncertainties described in our filings with the Securities and Exchange Commission (“SEC”) such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors.

Neither management nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. All forward-looking statements in this press release are made as of the date hereof, based on information available to us as of the date hereof, and subsequent facts or circumstances may contradict, obviate, undermine, or otherwise fail to support or substantiate such statements. We caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in our filings with the SEC that are available on the SEC's web site located at www.sec.gov, including the sections entitled "Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Certain information included in this press release may supersede or supplement forward-looking statements in our other Exchange Act reports filed with the SEC. We assume no obligation to update any forward-looking statement to conform such statements to actual results or to changes in our expectations, except as required by applicable law or regulation.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except loss per share)
(unaudited)

	For the Three Months Ended			For the Six Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011	March 31, 2012	March 31, 2011
Revenue	$37,780	$37,451	$47,218	$75,231	$99,325
Cost of revenue	32,404	33,983	36,638	66,387	76,065
Gross profit	5,376	3,468	10,580	8,844	23,260
Operating expense (income):
Selling, general, and administrative	8,365	7,480	9,380	15,845	17,644
Research and development	5,781	6,980	7,984	12,761	15,175
Litigation settlement	—	—	(2,590)	—	(2,590)
Flood-related losses	114	5,698	—	5,812	—
Flood-related insurance proceeds	—	(5,000)	—	(5,000)	—
Total operating expense	14,260	15,158	14,774	29,418	30,229
Operating loss	(8,884)	(11,690)	(4,194)	(20,574)	(6,969)
Other income (expense):
Interest income	1	1	—	2	—
Interest expense	(122)	(130)	(130)	(252)	(388)
Foreign exchange gain	167	89	749	256	414
Loss from equity method investment	(241)	(960)	(587)	(1,201)	(587)
Change in fair value of financial instruments	(256)	105	(1,038)	(151)	(1,310)
Other expense	—	—	(5)	—	(10)
Total other expense	(451)	(895)	(1,011)	(1,346)	(1,881)
Loss before income tax expense	(9,335)	(12,585)	(5,205)	(21,920)	(8,850)
Foreign income tax expense on capital distributions	—	(1,644)	—	(1,644)	—
Net loss	$(9,335)	$(14,229)	$(5,205)	$(23,564)	$(8,850)
Per share data:
Net loss per basic and diluted share	$(0.40)	$(0.61)	$(0.24)	$(1.00)	$(0.41)
Weighted-average number of basic and diluted shares outstanding	23,529	23,476	21,804	23,577	21,556

EMCORE CORPORATION
Condensed Consolidated Balance Sheets
As of March 31, 2012 and September 30, 2011
(in thousands, except per share data)
(unaudited)

	As of	As of
	March 31, 2012	September 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$24,112	$15,598
Restricted cash	1,242	544
Accounts receivable, net	28,111	34,875
Inventory	32,746	33,166
Prepaid expenses and other current assets	8,191	7,168
Assets held for sale	6,192	—
Total current assets	100,594	91,351
Property, plant, and equipment, net	42,571	46,786
Goodwill	20,384	20,384
Other intangible assets, net	4,422	5,866
Equity method investment	—	2,374
Other non-current assets	5,222	3,537
Total assets	$173,193	$170,298
LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings from credit facility	$21,000	$17,557
Accounts payable	34,981	26,581
Warrant liability	752	601
Accrued expenses and other current liabilities	30,316	22,319
Total current liabilities	87,049	67,058
Asset retirement obligations	4,902	4,800
Other long-term liabilities	734	4
Total liabilities	92,685	71,862
Commitments and contingencies
Shareholders’ equity:
Preferred stock	—	—
Common stock	718,274	713,063
Treasury stock	(2,083)	(2,083)
Accumulated other comprehensive income	1,337	912
Accumulated deficit	(637,020)	(613,456)
Total shareholders’ equity	80,508	98,436
Total liabilities and shareholders’ equity	$173,193	$170,298

We have provided a reconciliation of our non-GAAP operating loss financial measure to its most directly comparable U.S. GAAP financial measure as indicated in the table below:

Non-GAAP Table
Adjusted Operating Loss
Unaudited
(in thousands)	For the Three Months			For the Six Months
	March 31, 2012	December 31, 2011	March 31, 2011	March 31, 2012	March 31, 2011
Operating Loss - US GAAP	$(8,884)	$(11,690)	$(4,194)	$(20,574)	$(6,969)
Adjustments:
Depreciation, amortization, and accretion	2,377	2,775	2,963	5,152	5,970
Stock-based compensation expense	2,542	2,180	1,488	4,722	2,611
Corporate legal expense	—	—	296	—	396
Flood-related losses	114	5,698	—	5,812	—
Flood-related insurance proceeds	—	(5,000)	—	(5,000)	—
Loss on inventory purchase commitments	435	908	—	1,343	—
Litigation settlement adjustments	—	—	(2,590)	—	(2,590)
Total adjustments	5,468	6,561	2,157	12,029	6,387
Adjusted Operating Loss - Non-GAAP	$(3,416)	$(5,129)	$(2,037)	$(8,545)	$(582)

Adjusted Operating Income (Loss)
- by Segment:
Fiber Optics	$(3,857)	$(6,536)	$(3,874)	$(10,393)	$(6,055)
Photovoltaics	441	1,407	1,837	1,848	5,473
Adjusted Operating Loss - Non-GAAP	$(3,416)	$(5,129)	$(2,037)	$(8,545)	$(582)

Stock-based compensation
The effect of recording stock-based compensation expense was as follows:

Stock-based Compensation Expense
(in thousands, except loss per share)	For the Three Months			For the Six Months
	March 31, 2012	December 31, 2011	March 31, 2011	March 31, 2012	March 31, 2011
Cost of revenue	$593	$476	$236	$1,069	$453
Selling, general, and administrative	1,233	1,013	925	2,246	1,556
Research and development	716	691	327	1,407	602
Total stock-based compensation expense	$2,542	$2,180	$1,488	$4,722	$2,611
Net effect on net loss per basic and diluted share	$(0.11)	$(0.09)	$(0.07)	$(0.20)	$(0.12)

Contact:
Mark Weinswig
Chief Financial Officer
(505) 332-5000
investor@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com